December 6, 2013

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Local Lenders Support Small Business

This past weekend marked the fourth annual Small Business Saturday, a day on which consumers are asked to shop at the local businesses that populate Main Streets in communities across the country. It is a simple idea – asking customers to spend part of their holiday shopping budget locally to drive economic growth in their own communities. And four years after its inception, Small Business Saturday remains a successful annual event. Of course, Small Business Saturday is just one day out of the year. The local lender, on the other hand, provides support to small businesses each and every day, in every community in the nation. This system of support is based on a simple premise, too: responsible loans suited to the individual borrower, made with the expectation that they will be repaid, and based not on turning a quick profit but cultivating a long-lasting, mutually beneficial business relationship. Simply put, the local lender drives economic growth in the community, making every day a Small Business Saturday.

Your Home Loan Bank was created to help our members drive this economic development, and, more than 80 years later, we have a number of ways to meet this mission. Our Community Lending Programs, which include our Community Investment Program, Rural Development Advance and Urban Development Advance funds, help foster small business growth during all cycles. And our low-cost Disaster Relief Funding helps members support these businesses during extremely trying times, such as in the wake of Hurricane Sandy. At this time last year many of the communities we all serve were still reeling from the devastation brought by that unprecedented storm. These communities needed their local lenders, and our members answered the call. To supplement their own activities, our members tapped the Home Loan Bank’s Disaster Relief Funding to the tune of more than $770 million. From Queens, Brooklyn and Long Island to towns across New Jersey, members like Flushing Bank, Investors Bank, The Provident Bank and Columbia Bank used this funding to help to make an immediate and lasting difference in relief, recovery and rebuilding efforts in their communities.These communities have rebuilt themselves, and continue to thrive. Last week was a time to give thanks. I’m certain our communities remain thankful for their strong local lenders.

Advances Average $88.8 Billion in October 2013

The Home Loan Bank helps bolster that strength by serving as a stable source of funding. And we are proud that our members continue to rely on us for their liquidity needs: in October, advances averaged $88.8 billion, an increase of $2.1 billion from September 2013.

FHLBNY Announces Third Quarter Dividend

As a result of our commitment to our Advances Bank model, the Home Loan Bank continues to perform well. This steady performance has resulted in a consistent dividend for our members: we declared a four percent dividend for the third quarter of 2013, in line with dividends paid in each of the previous quarters this year.

In Washington

A consistent dividend and access to our Community Lending Programs are indeed benefits of a Home Loan Bank membership. But I believe that the real value our cooperative provides is the stability and reliability our members have come to expect from their Home Loan Bank. We offer liquidity every day, in every environment. When our members invest their capital in our cooperative, they are investing in stability. And we must work to protect that stability. This fall, the Senate Banking Committee twice heard testimony asking that Congress consider expanding Home Loan Bank membership eligibility to include access for non-depository mortgage lenders. This would be a mistake. Our members are well-regulated, community-focused depository institutions committed to long-term growth over short-term gains. This is why our cooperative membership model works.

Membership is not the only thing Congress is being asked to consider. Interest in housing reform legislation is picking up at the Senate Banking Committee. On November 5, the Senate Banking Committee held a hearing titled “Housing Finance Reform: Protecting Small Lender Access to the Secondary Mortgage Market.” The hearing focused on the needs and challenges facing small lenders in accessing the secondary market in a reformed housing finance system under the proposed Corker/Warner structure. Dick Swanson, president and CEO of the Federal Home Loan Bank of Des Moines, testified on behalf of the Council of Federal Home Loan Banks. A strong desire was expressed to craft a bill that preserved fair and equal access to the secondary market for smaller lenders in the future housing finance reform system. The Home Loan Banks were discussed throughout the hearing in a positive light, especially with regards to our cooperative model’s ability to assist smaller members through advances and mortgage programs. There is still much work to be done on housing finance reform, but it is encouraging that policymakers continue to view the Home Loan Banks and the local lenders we support as part of the solution. As we approach the end of 2013, our collective strong results and the continued growth of the communities we serve act as reminders to policymakers that ours is a System that works.

I wish you all the best this holiday season.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.